UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2018

MannKind Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-50865	13-3607736
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

30930 Russell Ranch Road, Suite 300 Westlake Village, California	91362
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 661-5000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. of Form 8-K):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On December 19, 2018, we entered into an underwriting agreement (the “Underwriting Agreement”) with Leerink Partners LLC, as representative of the several underwriters named therein (collectively, the “Underwriters”), relating to the issuance and sale in a public offering of 26,666,667 shares of our common stock, par value $0.01 per share (the “Common Shares”) and warrants to purchase up to an aggregate of 26,666,667 Common Shares (the “Warrants”). The combined price to the public in the offering for each Common Share and accompanying Warrant is $1.50. Each Warrant will have an exercise price of $1.60 per share, will be exercisable immediately and will expire on the 12-month anniversary of the date of issuance. The Common Shares and Warrants can only be purchased together but will be issued separately and will be immediately separable upon issuance. The net proceeds to us from the offering are expected to be approximately $37.3 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and excluding any proceeds we may receive upon exercise of the Warrants. The closing of the offering is expected to occur on December 26, 2018, subject to customary closing conditions.

The Underwriting Agreement contains customary representations, warranties and agreements by us, customary conditions to closing, indemnification obligations of us and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by such parties.

The offering is being made pursuant to our registration statement on Form S-3 (Registration Statement No. 333-210792), previously filed with the Securities and Exchange Commission (“SEC”) and declared effective by the SEC on April 27, 2016, and a prospectus supplement thereunder. Copies of the Underwriting Agreement and form of Warrant are filed as Exhibits 1.1 and 4.1 to this report, respectively. The foregoing descriptions of the Underwriting Agreement and Warrant do not purport to be complete and are qualified in their entirety by reference to such exhibits. A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the shares in the offering is attached to this report as Exhibit 5.1.

On December 19, 2018, we issued a press release announcing the offering and a press release announcing that we had priced the offering. Copies of these press releases are attached to this report as Exhibit 99.1 and Exhibit 99.2, respectively.

Forward-Looking Statements

Statements in this report that are not strictly historical in nature, including statements regarding our expectations with respect to our public offering of Common Shares and Warrants, including the anticipated closing date, the anticipated net proceeds to us from the offering and our anticipated use of the net proceeds from the offering, are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including market risks and uncertainties and the satisfaction of customary closing conditions for an offering of securities. For a discussion of these and other factors, please refer to our quarterly report on Form 10-Q for the quarter ended September 30, 2018 as well as our subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and we undertake no obligation to revise or update this report to reflect events or circumstances after the date hereof, except as required by law.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated December 19, 2018, by and between MannKind Corporation and Leerink Partners LLC, as representative of the several underwriters named therein

4.1	Form of Common Stock Purchase Warrant

5.1	Opinion of Cooley LLP

23.1	Consent of Cooley LLP (included in Exhibit 5.1)

99.1	Press Release, dated December 19, 2018, titled “MannKind Announces Proposed Public Offering”

99.2	Press Release, dated December 19, 2018, titled “MannKind Announces Pricing of $40 Million Public Offering”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2018	MANNKIND CORPORATION

	By:	/s/ David Thomson, Ph.D., J.D.
David Thomson, Ph.D., J.D.
Corporate Vice President, General Counsel and Secretary